Exhibit 10.9

Maplebear Inc. (DBA “Instacart”)

50 Beale Street

San Francisco, CA 94105

{{EXECUTIVE_NAME}}

{{EXECUTIVE_EMAIL_ADDRESS}}

{{TODAYS_DATE}}

Re: Confirmatory Offer Letter

Dear {{FIRST_NAME}},

You are currently employed by Maplebear Inc. (the “Company” or “Instacart”) as [TITLE]. This letter confirms the existing terms and conditions of your employment in that role.

1.

Position. You are serving in a full-time capacity, reporting to the [Chief Executive Officer], [working remotely while our offices are closed and otherwise with a primary office location at Instacart’s San Francisco, California office]. Instacart may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

Your salary will be paid at the rate of USD $[________] per year [effective ______ 2021], which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.

As a full-time, regular employee of Instacart, you will be eligible for company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods.

For calendar year 2021, you will be eligible to earn a discretionary bonus in the target amount of USD $[________]. The amount of this bonus will be determined in the sole discretion of the Company and may be based on your performance and/or the performance of the Company during the 2021 calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 15, 2022. The bonus is not earned until it is paid, and you must be employed by Instacart on its payment date. No pro-rated bonus amount will be paid if your employment terminates for any reason prior to its payment date.

Instacart may change your compensation and benefits from time to time in its discretion.

3.

Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Plan (as defined below).

4.

Instacart’s Policies and PIIA. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time. In addition, your signed Proprietary Information and Inventions Agreement (“PIIA”) with the Company will continue to remain in effect and binding upon you.

5.

At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice.

6.

Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Severance and Change in Control Plan, as adopted by the Company and amended from time to time, and your participation agreement thereunder, if and as executed by and between you and Instacart (the “Severance Plan”).

7.

No Prior Conflicts and Duty of Loyalty. You confirm that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company.

You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company. This letter agreement, together with your PIIA, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Very truly yours,
Maplebear Inc.
By:
[____________]

I have read and accept these terms of employment.

{{EXECUTIVE_SIGNATURE}}	{{SIGNATURE_DATE}}